Exhibit 4.28

EQUITY PLEDGE AGREEMENT

This Equity Pledge Agreement (this “Agreement”) is entered into in Hangzhou on April 15, 2009 by the following parties:

Pledgee:

Party A:                                                NetEase (Hangzhou) Network Co., Ltd.

Legal Address: Room 103-105, 1/F, Building 18, No.1 Jiaogong Road. Hangzhou, Zhejiang Province, P. R. China

Pledgor:

Party B:                                                Chen Gang

ID card No.: 330106197310300431

Legal Address: No.38 Zheda Road, West Lake District, Hangzhou, Zhejiang Province, P. R. China

In this Agreement, Party A and Party B are called collectively as the “Parties” and each of them is a “Party.”

WHEREAS,

1.                                      Party A (the “Pledgee”) is a wholly foreign-owned enterprise registered in Hangzhou, the People’s Republic of China (the “PRC”).

2.                                      Party B (the “Pledgor”) is a citizen of the PRC. The Pledgor owns 50% of the equity interest in Hangzhou Leihuo Network Co., Ltd., a limited liability company registered in Hangzhou (the “Company”).

3.                                      Party A made a loan in the amount of RMB 5,000,000 (hereinafter the “Loan”) to Party B and the parties executed a loan agreement (the “Loan Agreement”) on March 23, 2009. The term of the Loan is 20 years commencing from the date when Party B received the Loan.  Party A and Party B have also entered into other agreements on April 15, 2009 pursuant to which Party B has certain performance obligations, with such other agreements being: an exclusive purchase option agreement, a cooperation agreement, a proxy agreement and an operating agreement (the “Other Agreements”).

4.                                      In order to ensure that Party B will perform its obligations under the Loan Agreement and the Other Agreements, the Pledgor agrees to pledge all his/her equity interest in the Company as security for the performance of his/her obligations under the Loan Agreement and the Other Agreements.

NOW, THEREFORE, through negotiations, all parties to this Agreement hereby agree as follows:

1.                                      Definitions and Interpretation

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1                               “Pledge”: refers to the full content of Article 2 hereunder.

1.2                               “Equity Interest”: refers to all of the equity interest in the Company legally held by the Pledgor.

1.3                               “Term of Pledge”: refers to the period provided for under Article 3.2 hereunder.

1.4                               “Principal Agreements”: refers to the Loan Agreement and the Other Agreements.

1.5                               “Event of Default”: refers to any event listed in Article 7.1 hereunder.

1.6                               “Notice of Default”: refers to the notice of default issued by the Pledgee in accordance with this Agreement.

If there is any conflict or ambiguity between this Agreement and any other equity pledge agreement entered into by the Parties in connection with registration with governmental authorities, this Agreement shall govern.

2.                                      Pledge

The Pledgor agrees to pledge his/her Equity Interest in the Company to the Pledgee as security for his/her obligations under the Principal Agreements. The term “Pledge” under this Agreement refers to the right of the Pledgee to be entitled to priority in receiving payment in the form of the Equity Interest based on the conversion value thereof, or from the proceeds from the auction or sale of the Equity Interest pledged by the Pledgor to the Pledgee.

3.                                      Term of Pledge

3.1                               The Pledge shall take effect as of the date when the pledge of the Equity Interest is recorded in the Register of Shareholders of the Company and shall remain in effect until terminated under Article 11 hereunder. The parties agree that, if legally allowed, they will use their best efforts to register the Pledge with the Administration for Industry and Commerce at the place of registration of the Company. However, the parties confirm that the effectiveness of this Agreement is not subject to the registration unless the laws and regulations of the PRC provide otherwise.

3.2                               During the term of the Pledge, the Pledgee shall be entitled to dispose of the pledged assets in accordance with this Agreement in the event that the Pledgor does not perform his/her obligations under the Principal Agreement.

4.                                      Physical Possession of Documents

4.1                               During the term of the Pledge under this Agreement, the Pledgor shall deliver the physical possession of his/her Certificate of Capital Contribution and the Register of Shareholders of the Company to the Pledgee within one (1) week from the execution date of this Agreement.

4.2                               The Pledgee shall be entitled to collect the dividends for the Equity Interest.

4.3                               The Pledge under this Agreement will be recorded in the Register of Shareholders of the Company.

5.                                      Representation and Warranty of the Pledgor

5.1                               The Pledgor is the legal owner of the Equity Interest pledged.

5.2                               Except for the benefit of the Pledgee, the Pledgor has not pledged the Equity Interest or created other encumbrance on the Equity Interest.

6.                                      Covenants of the Pledgor

6.1                               During the effective term of this Agreement, the Pledgor covenants to the Pledgee for its benefit that the Pledgor shall:

6.1.1                     Not transfer or assign the Equity Interest, create or permit the existence of any other pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent of the Pledgee;

6.1.2                     Comply with laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by relevant government authorities within five (5) days upon receiving such notices, orders or suggestions; comply with such notices, orders or suggestions or, alternatively, at the reasonable request of the Pledgee or with consent from the Pledgee, raise objection to such notices, orders or suggestions;

6.1.3                     Timely notify the Pledgee of any events or any notices received which may affect the Pledgor’s right to all or any part of the Equity Interest, and any events or any received notices which may change the Pledgor’s warranties and obligations under this Agreement or affect the Pledgor’s performance of its obligations under this Agreement.

6.2                               The Pledgor agrees that the Pledgee’s right to the Pledge obtained from this Agreement shall not be suspended or inhibited by any legal procedure initiated by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any other person.

6.3                               The Pledgor promises to the Pledgee that in order to protect or perfect the security for the payment of the Loan, the Pledgor shall execute in good faith and cause other parties who have interests in the Pledge to execute, all title certificates and contracts, and/or perform any other actions (and cause other parties who have interests to take actions) as required by the Pledgee and facilitate the exercise of the rights and authority granted to the Pledgee under this Agreement.  The Pledgor also promises to execute (i) a power of attorney in the form of Exhibit A to appoint any party designated by Party A as the Pledgor’s proxy for executing legal documents that are necessary or useful for effecting this Agreement and (ii) a transfer agreement in the form of Exhibit B to transfer his/her Equity Interest.

6.4                               The Pledgor promises to the Pledgee that he/she will execute all amendment documents (if applicable and necessary) in connection with the certificate of the Equity Interest with the Pledgee or its designated person (being a natural person or a legal entity) and, within a reasonable period, provide to the Pledgee all notices, orders and decisions about the Pledge as the Pledgee deems necessary.

6.5                               The Pledgor promises to the Pledgee that he/she will comply with and perform all the guarantees, covenants, warranties, representations and conditions for the benefit of the Pledgee. The Pledgor shall compensate the Pledgee for all losses suffered by the Pledgee because of the Pledgor’s failure to perform in whole or in part its guarantees, covenants, warranties, representations and conditions.

7.                                      Event of Default

7.1                               The following events shall be regarded as events of default:

7.1.1                     Pledgor fails to perform his/her obligations under any of the Principal Agreements;

7.1.2                     Any representation or warranty made by the Pledgor in Article 5 hereof contains material misleading statements or errors and/or the Pledgor breaches any warranty in Article 5 hereof;

7.1.3                     The Pledgor breaches the covenants under Article 6 hereof;

7.1.4                     The Pledgor breaches another provision of this Agreement;

7.1.5                     The Pledgor waives the pledged Equity Interest or transfers or assigns the pledged Equity Interest without prior written consent from the Pledgee;

7.1.6                     Any of the Pledgor’s external loans, guaranties, compensations, undertakings or other obligations (1) is required to be repaid or performed prior to the scheduled due date because of a default; or (2) is due but cannot be repaid or performed as scheduled, causing the Pledgee to believe that the Pledgor’s ability to perform the obligations hereunder has been affected;

7.1.7                     The Company is incapable of repaying its general debts or other debts;

7.1.8                     This Agreement becomes illegal or the Pledgor is not capable of continuing to perform the obligations hereunder due to any reason other than force majeure;

7.1.9                     There have been adverse changes to the properties owned by the Pledgor, causing the Pledgee to believe that the capability of the Pledgor to perform the obligations hereunder has been affected; or

7.1.10              The breach of the other provisions of this Agreement by the Pledgor due to his/her act or omission.

7.2                               The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor knows or discovers that any event specified under Article 7.1 hereof or any event that may result in the foregoing events has occurred.

7.3                               Unless an event of default under Article 7.1 hereof has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default occurs or at anytime thereafter, may give a written notice of default to the Pledgor either (i) requiring the Pledgor to immediately cause payment into a bank account designated by the Pledgee of the full outstanding amount under the Loan Agreement and/or make any other payments required under any other Principal Agreement or (ii) requesting to exercise the Pledge in accordance with Article 8 hereof.

8.                                      Exercise of the Pledge

8.1                               The Pledgor shall not transfer or assign the Equity Interest without prior written approval from the Pledgee prior to the full performance of his/her obligations under the Principal Agreements.

8.2                               The Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the Pledge.

8.3                               Subject to Article 7.3, the Pledgee may exercise the Pledge when the Pledgee gives a notice of default in accordance with Article 7.3 or at anytime thereafter.

8.4                               The Pledgee is entitled to priority in receiving payment in the form of all or part of the Equity Interest based on the conversion value thereof, or from the proceeds from the auction or sale of all or part of the Equity Interest in accordance with legal procedure, until the outstanding debt and all other payables of the Pledgor under Loan Agreement and any other Principal Agreement are repaid.

8.5                               The Pledgor shall not hinder the Pledgee from exercising the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee can fully exercise its Pledge.

9.                                      Assignment

9.1                               The Pledgor shall not assign or transfer its rights and obligations hereunder without prior consent from the Pledgee.

9.2                               This Agreement shall be binding upon the Pledgor and his/her successors and be binding on the Pledgee and each of its successors and permitted assigns.  In the event of Party B’s death or incapacity, the terms of this Agreement shall be binding upon the executors, administrators, heirs and successors of Party B.  Any Equity Interest held by Party B shall not be part of Party B’s estate upon death or incapacity and shall not pass to Party B’s heirs or successors.  Upon Party B’s death or incapacity, any Equity Interest held by Party B shall be transferred to Party A or its Designated Persons.

9.3                               To the extent permitted by law, the Pledgee may transfer or assign any or all of its rights and obligations under the Principal Agreements to any person (natural person or legal entity) designated by it at any time. In that case, the assignee shall have the same rights and obligations as those of the Pledgee as if the assignee was an original party hereto. When the Pledgee transfers or assigns the rights and obligations under the Principal Agreements, it is only required to provide a written notice to the Pledgor, and at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.4                               After the Pledgee has been changed as a result of a transfer or an assignment, the new parties to the Pledge shall execute a new pledge contract.

10.                               Effectiveness

This Agreement is effective as of the date first set forth above and from the date when the pledge is recorded on the Company’s Register of Shareholders.

11.                               Termination

This Agreement shall terminate when the Pledgee confirms in writing that the loan under the Loan Agreement has been fully repaid and the Pledgor no longer has any outstanding obligations under the Principal Agreements. Thereafter, the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable.

12.                               Fees and Other Charges

12.1                        The Pledgor shall be responsible for all of the fees and actual expenses in relation to this Agreement including, but not limited to, legal fees, production costs, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with the laws, the Pledgor shall fully indemnify the Pledgee for such taxes paid by the Pledgee.

12.2                        In the event that the Pledgee has to make a claim against the Pledgor by any means as a result of the Pledgor’s failure to pay any tax or expense payable by the Pledgor under this Agreement, the Pledgor shall be responsible for all the expenses arising from such claim (including but not limited to any taxes, handling fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with the disposition of the Pledge).

13.                               Force Majeure

13.1                        Force Majeure, which includes but is not limited to acts of governments, acts of nature, fires, explosions, typhoons, floods, earthquakes, tides, lightning or war, means any unforeseen event that is beyond the party’s reasonable control and cannot be prevented with reasonable care of the affected party. However, any insufficiency of creditworthiness, capital or financing shall not be regarded as an event beyond the party’s reasonable control. The party affected by Force Majeure and seeking exemption from performing the obligations under this Agreement shall inform the other party of such exemption and any action taken by it for performing this Agreement.

13.2                        In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, and only to the extent of such delay or prevention, the affected party shall not be liable for the obligations under this Agreement. The affected party shall take appropriate measures to minimize or remove the effects of Force Majeure and attempt to resume the performance of the obligations delayed or prevented by the event of Force Majeure. Once the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement using their best efforts.

14.                               Confidentiality

14.1                        Both parties acknowledge and confirm that any oral or written materials exchanged pursuant to this Agreement are confidential. Each party shall keep confidential all such materials and not disclose any such materials to any third party without the prior written consent from the other party except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving party); (b) any materials as required to be disclosed by the applicable laws or rules of any stock exchange or governmental entity; and (c) any materials disclosed by each party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 14. Any disclosure of confidential information by the personnel of any party or by the institutions engaged by such party shall be deemed as a disclosure by such party, and such party shall be liable for the breach under this Agreement.

14.2                        Both parties agree that this Article 14 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement.

15.                               Applicable Laws and Dispute Resolution

15.1                        The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be governed by the laws of the PRC.

15.2                        Any dispute, conflict, or claim arising in connection with the interpretation and performance of the provisions of this Agreement (including any issue relating to the existence, validity, and termination of this Agreement) shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within thirty (30) days after a Party makes a request for dispute resolution through negotiations, any Party may refer such dispute to a competent court having legal jurisdiction over Hangzhou, PRC.  The Parties agree to submit to the jurisdiction of such court.

16.                               Notice

Any notice which is given by the parties hereto for the purpose of performing the rights and obligations hereunder shall be in writing. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on a business day or reaches the addressee after business hours, the next business day following such day is the date of notice. The delivery place is the address first written above for each of the parties hereto or the address advised by such party in writing, including facsimile and telex, from time to time.

17.                               Entire Contract

The parties agree that this Agreement and the Principal Agreements referenced herein constitute the entire agreement of the parties hereto with respect to the subject matters herein upon its effectiveness and supersedes and replaces all prior oral and/or written agreements and understandings relating to the subject matters of this Agreement.

18.                               Severability

Should any provision of this Agreement be held invalid or unenforceable because of inconsistency with applicable laws, such provision shall be invalid or unenforceable only to the extent of such applicable laws without affecting the validity or enforceability of the remainder of this Agreement.

19.                               Appendices

The appendices to this Agreement shall constitute an integral part of this Agreement.

20.                               Amendment or Supplement

20.1                        The parties may amend or supplement this Agreement by written agreement. The amendments or supplements to this Agreement duly executed by both parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

20.2                        This Agreement and any amendments, modifications, supplements, additions or changes hereto shall be in writing and shall be effective upon being executed and sealed by the parties hereto.

21.                               Counterparts

This Agreement is executed in English in duplicate, with each party hereto holding one copy. Both originals have the same legal effect.

[No text below on this page]

[Signature Page]

Pledgee:

NetEase (Hangzhou) Network Co., Ltd. (seal)

Legal Representative/Authorized Representative:	/s/ William Lei Ding

Pledgor:

Chen Gang

Signature:	/s/ Chen Gang

Exhibit A
Form of Power of Attorney

[I] hereby irrevocably appoint _______________________________, holder of [passport / PRC identification] number : _____________, as [my] proxy, to sign and deliver any and all legal documents that are necessary or useful to enforce or effect the purpose of the Equity Pledge Agreement between [NetEase (Hangzhou) Network Co., Ltd.] and [me] executed on [date of agreement].

[Chen Gang]

[Date]

Exhibit B
Form of Transfer Agreement

This Transfer Agreement (this “Agreement”) is jointly signed by the Parties on ___________ at the offices of [Hangzhou Leihuo Network Co., Ltd.] (the “Company”).

Transferor:	[Pledgor — Chen Gang] (“Party A”)
Transferee:	[Pledgee - NetEase (Hangzhou Network Co., Ltd. or designated person] (“Party B”)

In this Agreement, Party A and Party B are called collectively as the “Parties” and each of them is a “Party.”

The registered capital of the Company is [RMB ____________], of which Party A contributed [RMB ____________], representing [_____%] of the registered capital of the Company.  According to the relevant laws, rules and regulations, upon friendly negotiations between the Parties, and pursuant to the Equity Pledge Agreement entered into between the Parties on [April 15, 2009] (the “Equity Pledge Agreement”), the Parties agree to the following:

Article 1. Subject of Transfer

Party A shall transfer to _____________________________ all of Party A’s equity interest in the Company (the “Transferred Interest”) pursuant to the terms of the Equity Pledge Agreement.

Article 2. Undertakings and Guarantee

Party A guarantees that the Transferred Interest is legally owned by Party A and that Party A owns the complete, effective right of disposal.  Party A guarantees that the Transferred Interest is free of any mortgage or other security and not the subject of claims of any third party.  Otherwise, Party A shall undertake all legal liabilities incurred therefrom.  Party A undertakes and guarantees that after this Agreement has become effective, Party B shall have all of Party A’s previous rights in the Transferred Assets.

Article 3. Liabilities for Breach of Contract

If any Party to this Agreement fails to, according to the provisions of this Agreement, appropriately and fully perform its obligations, such Party shall be liable for breach of contract.  Any damages and costs incurred by the non-breaching Party, due to a breach of contract by the breaching Party, shall be paid by the breaching Party to the non-breaching Party.

Article 4. Method of Dispute Resolutions

This Agreement shall be subject to the relevant laws of the People’s Republic of China and the interpretations thereof.  Any dispute arising from or in connection with this Agreement shall be resolved by the dispute resolution mechanism in the Equity Pledge Agreement.

Article 5. Others

Both Parties guarantee that the above agreed contents are the real expression of intention of the Parties, and the legal liabilities for all consequences caused by misstatement shall be borne by the Parties correspondingly.  This Agreement shall become effective upon execution by Party A and Party B.

This Agreement shall be executed in triplicate, one for each of the Parties and one for the Company for use in completing the relevant formalities.

Party A
Chen Gang (signature):	[signed]

Party B (signature):	[signed]

Dated: ,